Q77(h) (Change in Control)

Virtus Premium AlphaSector Series (Series 45):

Jefferson National Life Insurance Company, on behalf of its customers, acquired control on March 30, 2012. As of the end of the period, Jefferson National owned 41.43% of the shares
(as measured in assets).